EXHIBIT 99.1

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Rayonier Chairman and CEO Announces Plan to Retire in Mid-2007

JACKSONVILLE, Fla., August 1, 2006 -- W. Lee Nutter, Chairman, President and Chief Executive Officer of Rayonier (NYSE:RYN), announced today that he has informed the Board of Directors of his plans to retire in mid-2007 at age 63 after 40 years with the company. Nutter has been in his current position since 1999 and President and a director since 1996.

Nutter said: "I have given the Board early notice of my plans in order to facilitate a seamless transition to my successor. It is with mixed emotions that I have decided to retire. I will very much miss the daily interaction with the great group of folks that has given Rayonier the success we now enjoy. But, after 40 years, I am looking forward to the next chapter in my life and to spending more time with my family."

In a statement, the Rayonier Board of Directors said: "Rayonier and its shareholders have benefited greatly from Lee's outstanding leadership and will continue to do so until his well-deserved retirement next year. We respect Lee's decision and very much appreciate the generous advance notice he has provided which will allow the Board to carefully consider who is best qualified to build on Lee's legacy and Rayonier's history of financial excellence." The Board of Directors has indicated it will consider both internal and external candidates.

Nutter joined Rayonier out of college at its Northwest forest operations in 1967 and has spent his entire working career with Rayonier. He serves on the Boards of Directors of Republic Services, Inc., the American Forest and Paper Association, the National Council for Air and Stream Improvement and the North Florida Regional Board of SunTrust Bank. He has a BA degree in Business Administration from the University of Washington and graduated from the Harvard University Graduate School of Business Administration Advanced Management Program.

About Rayonier

Rayonier, a Real Estate Investment Trust, is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.5 million acres of timber and land in the U.S., New Zealand and Australia. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world's leading producer of high-value specialty cellulose fibers. Approximately 40 percent of the company's sales are outside the U.S. to customers in more than 50 countries.

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